EXHIBIT 99.1
NEWS RELEASE DATED DECEMBER 21, 2009

   NEWS RELEASE

Netsol Technologies Issues Financial Guidance For
Fiscal Year 2010, Period Ending June 30, 2010

Full Year Fiscal 2010 Revenue Growth Projected Between 25% to 32%

A Return to GAAP Profitability Projected For Full Year Fiscal 2010

Sales Backlog, License and Services Revenues Continue to Grow Ahead of Expectations

Calabasas, CA – December 21, 2009 -- NetSol Technologies, Inc. “NetSol” (NASDAQ CM: NTWK) (NASDAQ DUBAI: NTWK), a U.S. corporation providing global business services and enterprise application solutions to private and public sector organizations worldwide, today announced improved financial guidance expectations for the company’s full year fiscal 2010, period ending June 30, 2010.

Based on current business activities, and preliminary unaudited results, the company currently forecasts:

•	Revenues for fiscal year 2010 are projected to be between $33.0 million and $35.0 million, representing full year revenue growth of between 25% and 32% versus fiscal year 2009.

•	A return to GAAP net income for fiscal year 2010, versus a GAAP net loss of $0.30 per diluted share for fiscal year 2009.

•	License revenues for fiscal year 2010 are projected to increase more that 100% versus fiscal year 2009.

•	Increased sales and pipeline activity driving improved financial performance, including rising demand for NetSol Financial SuiteTM (NFS), particularly in key markets such as China and North America.

•	Cost efficiency measures and corporate restructuring activities completed in recent quarters improving gross and net margins.

•
Any potential positive future impacts related to the previously disclosed large governmental contract opportunities the company is currently pursuing would be incremental to the aforementioned guidance.

Najeeb Ghauri, NetSol Technologies chairman and chief executive officer, stated, “We are pleased to report our fiscal year 2010 expectations for a significant double-digit improvement in annual revenue growth and most importantly a return to GAAP profitability as demand for our core NetSol Financial SuiteTM (NFS) financial enterprise software business continues to improve.  Renewed strength in our licensing sales reflects the ramping of new purchasing decisions among existing as well as new customers, with particular strength coming from the Asia Pacific region, especially China.  Rising sales, combined with our streamlined operating structure, are creating excellent leverage which is reflected in our new projections for GAAP net income.  With a return to profitability in sight, we believe NetSol is extremely well positioned to gain market share and unlock the value we see in our premier global software and IT business platform.”

In line with the company’s regular reporting practices, the fiscal second quarter 2010 reporting date as well as investor conference call and web cast details will be announced in advance via a public press release.

About  NetSol Technologies, Inc.

NetSol Technologies, Inc. (NASDAQ CM: NTWK) (NASDAQ DUBAI: NTWK) is a worldwide provider of global business services and enterprise application solutions. Since its inception in 1995, NetSol has used its BestShoring™ practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Specialized by industry, these product and services offerings include credit and finance portfolio management systems, hospital/healthcare information management systems (HIMS), SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Healthcare, Insurance, Energy, and Technology markets. NetSol's commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by fewer than 100 companies worldwide. NetSol Technologies' clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and offices in Adelaide, Bangkok, Beijing, Lahore, London, and San Pedro Sula.

To learn more about NetSol Technologies, Inc., visit www.netsoltech.com

To join the NetSol Technologies, Inc. email communications list, visit:
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NetSol Technologies, Inc. Forward-looking Statement

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:
Investor Relations
Christopher Chu
Grayling
Tel:   +1-646-284-9426
Email: christopher.chu@us.grayling.com